Exhibit 99.1

Regen BioPharma, Inc. Files Patent on Paradigm Shifting RNA/DNA-Based Approach to Cancer Immunotherapy

Company Combines Existing NR2F6 and Survivin Gene Silencing Findings with Second Generation Checkpoint Inhibitor Approach

San Diego, September 19, 2022: Regen BioPharma, Inc. (OTC PINK: RGBP) and (OTC PINK: RGBPP) announced today filing of a provisional patent application with the USPTO entitled “Dual Checkpoint Inhibitor Aptamer Based Therapeutics”. The application covers novel compositions of matter capable of acting as conventional checkpoint inhibitor drugs while simultaneously silencing genes which regulate T cells and cancer cells such as NR2F6 and Survivin. The Company believes that this platform technology is the first combination of an immunotherapy and a gene silencing agent in a single drug.

Aptamers are short DNA or RNA sequences which can function as antibodies – they recognize specific proteins and bind to them. This new technology takes advantage of the fact that the Company can put its proprietary RNA or DNA sequences which code for inhibitory RNAs on one end of an aptamer while using the other end of the aptamer to bind to, and thus inhibit, a traditional immune checkpoint such as PD-1. Once the aptamer is internalized into the cell, the proprietary DNA or RNA sequence is converted to an inhibitory RNA which targets other genes involved in T cell function or cancer growth leading to a two-pronged approach to T cell activation or cancer-killing.

“Our Company has been working on RNA therapeutics for several years, including being granted a U.S. patent for survivin-based RNA vaccines, as well as gene silencing of NR2F6,” said Dr. David Koos, CEO and Chairman of the Company. “We believe the merger of this technology with checkpoint inhibitors, and the resulting platform technology, will result in development of numerous potent therapeutic candidates.”

About Regen BioPharma Inc.:

Regen BioPharma, Inc. is a publicly traded biotechnology company (PINK: RGBP) and (PINK: RGBPP). The Company is focused on the immunology and immunotherapy space. The Company is focused on rapidly advancing novel technologies through pre-clinical and Phase I/ II clinical trials. Currently, the Company is focused on mRNA and small molecule therapies for treating cancer and autoimmune disorders. Additional information on Regen BioPharma is available at http://www.regenbiopharmainc.com.

Disclaimer: This news announcement may contain forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks. CONTACT INFORMATION Regen BioPharma Inc.

David R. Koos, Ph.D.
Chairman & Chief Executive Officer
+1-619-722-5505 Phone
+1-619-330-2328 Fa